Exhibit 99.1

Investor Relations:

Amy Bilbija

(212) 929-5802

MacKenzie Partners, Inc.

Media Contact:

Matthew Sherman / Nicole Greenbaum

(212) 355-4449

Joele Frank, Wilkinson Brimmer Katcher

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter 2011 Financial Results

Portland, Ore. – August 4, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its second quarter ended June 29, 2011.

Financial results for the second quarter 2011 compared to the second quarter 2010:

•	Revenues decreased 1.1% to $88.7 million from $89.7 million.

•	Comparable restaurant sales decreased 2.7%.

•	Total restaurant operating costs increased 90 basis points to 88.4% of revenues.

•

GAAP net loss was $3.0 million, or $0.20 per diluted share, which includes impairment, restructuring and other charges of $2.5 million, and expenses related to the unsolicited tender offer, potential sales process and broad evaluation of the Company’s strategic alternatives of $1.8 million; compared to GAAP net income of $1.3 million, or $0.09 per diluted share.

•	Pro-forma net income was $1.4 million, or $0.09 per diluted share, compared to net income of $1.3 million, or $0.09 per diluted share.

Revenues for the second quarter of 2011 decreased 1.1% to $88.7 million compared to $89.7 million in the second quarter of 2010. Comparable restaurant sales decreased 2.7%. GAAP net loss was $3.0 million, or $0.20 per diluted share, which includes impairment, restructuring and other charges of $2.5 million, and expenses related to the unsolicited tender offer, potential sales process and broad evaluation of the Company’s strategic alternatives of $1.8 million; compared to GAAP net income of $1.3 million, or $0.09 per diluted share. On a pro-forma basis the Company generated EPS of $0.09 per diluted share, in line with the same period in 2010.

The Company successfully completed the first four of its remodel projects planned for 2011 as part of its strategic revitalization project.

Bill Freeman, Chief Executive Officer, said, “Although we are discouraged by the pace of recovery in a portion of our portfolio, we are encouraged by the positive results we are seeing in both sales trends and guest satisfaction scores as a result of our integrated strategic revitalization program. Specifically, our newly remodeled properties are generating comparable sales trends that exceed both their regional counterparts and the Company as a whole, and they are on track to deliver ROIs above our 20% hurdle rate. We remain committed to the long-term revitalization of our business. By delivering value to our guests, investing in service and hospitality initiatives, and remodeling our facilities, all of which will have an ongoing positive impact on our guest experience, we believe we will continue to provide long-term value to our stockholders.”

Strategic Revitalization Plan

Earlier this year, following a comprehensive review of McCormick & Schmick’s business, the Company announced a strategic revitalization plan that includes a multi-year service, hospitality and portfolio upgrade program designed to increase restaurant revenue and profitability, while also enhancing the overall guest experience. This plan includes refreshing and remodeling restaurants, continuing to elevate the Company’s culinary program and better aligning the McCormick & Schmick’s brand with local market guest preferences, among other initiatives. The Company is executing on this plan and expects it will improve revenue per location and provide strong returns on invested capital. The Company is also continuing to consider expanding The Boathouse Restaurants concept in Canada, as well as utilizing it as a complementary concept within the United States.

The Company has focused on eight remodels in 2011 that it believes have the best potential to deliver solid top line growth.

The Company also announced that it has successfully completed the renegotiation of a new lease at an existing premier location that was set to terminate this year. As part of this new lease, the Company will be closing the restaurant in order to complete a significant rebuild to better match guest preferences in that market. While the Company was not originally expecting to complete this rebuild project in 2011 due to permitting delays and landlord approval, the Company has secured the necessary permitting and approvals sooner than expected, and is now planning to complete this substantial project this year.

The Company estimates temporary closure of impacted locations to be between 25 and 30 total operating weeks in 2011, which includes the eight remodels and the additional rebuild project referenced above. This estimate takes into account the Company’s continued effort to minimize both closure times and the adverse impacts on guests as much as possible.

The Company also announced that it strategically closed the M&S Grill in Minneapolis, Minnesota, and chose not to renew the lease at the McCormick & Schmick’s Seafood Restaurant in Bethesda, Maryland. The Company will continue to operate its 92 restaurants, including 85 restaurants in the United States and seven restaurants in Canada under The Boathouse brand.

Outlook and 2011 Financial Guidance

Based upon a number of factors including the sluggish recovery in a portion of the Company’s portfolio, two additional restaurant closures noted above and increased closure weeks necessary to complete the substantial additional rebuild project in 2011 mentioned previously, the Company has lowered guidance for both annual revenue and earnings. Annual revenue is now expected to be between $340 million and $350 million, compared to between $345 million and $355 million previously. On a pro-forma basis, fully diluted earnings per share are now expected to be between $0.26 and $0.31, compared to between $0.31 and $0.36 previously.

The Company’s guidance includes the significant investments in its revitalization program, including remodels and hospitality and service training initiatives, but does not include the costs related to the impairment, restructuring and other charges referenced above or costs related to the unsolicited tender offer from LSRI Holdings, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc., the potential sales process and broad evaluation of the Company’s strategic alternatives.

During the third quarter of 2011, the Company will work on the next four of the originally planned eight remodel projects, as well as the additional rebuild project mentioned above.

Capital expenditures for the year, a portion of which is for remodels and the additional rebuild project for 2011, are now expected to be between $13 million and $15 million, net of landlord contributions.

G&A is now expected to be between $18.5 million and $19.5 million, compared to $19.5 million and $20.5 million previously, which does not include costs related to the unsolicited tender offer, potential sales process and broad evaluation of the Company’s strategic alternatives.

The Company reiterated the following guidance for 2011: an annualized effective tax rate of between 15% and 20%, before taking into account any potential release of a portion of the deferred tax valuation allowance, and guidance for depreciation and amortization of approximately $15 million.

Conference Call

The Company will host a conference call to discuss second quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer, and Michelle Lantow, Chief Financial Officer.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the Investor Relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 92 restaurants, including 85 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeal to a broad base including the business community, casual diners, families and travelers.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least 18 months from the beginning of the fiscal year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook provided for 2011 are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance, and therefore, one should not put undue reliance upon them. Some of the statements that are forward-looking include: Company expectations about capital expenditures and business interruptions associated with the Company’s renovation initiatives; expectations for the effects of that program; estimates of revenues and of other expenses associated with Company operations; and the ability to anticipate and respond adequately to changes in guest preference. As with any business, there are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this document, factors that can cause such changes are: the Company’s ability to continue to successfully implement the previously announced revitalization plan; the Company’s ability to manage the costs associated with the potential sales process and broad evaluation of the Company’s strategic alternatives, and their impact on operations and business; the Company’s ability to respond to increasing competition and to changes in consumer preferences in the restaurant industry; ability to generate sufficient cash flows and maintain adequate sources of liquidity to finance ongoing operations and capital expenditures; ability to comply with governmental regulations; ability to absorb increasing labor costs, particularly including but not limited to increasing benefits costs associated with the pending healthcare legislation; ability to implement cost control initiatives without adversely impacting either product quality or guest experiences; and ability to maintain a positive image for the Company’s brands. The business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s most recent Annual Report on Form 10-K. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	June 29, 2011		June 26, 2010
Revenues	$88,745	100.0%	$89,734	100.0%

Restaurant operating costs
Food and beverage	26,129	29.4%	26,883	30.0%
Labor	29,574	33.3%	29,399	32.8%
Operating	13,610	15.3%	12,879	14.4%
Occupancy	9,146	10.3%	9,358	10.4%

Total restaurant operating costs	78,459	88.4%	78,519	87.5%
General and administrative expenses	6,511	7.3%	4,824	5.4%
Restaurant pre-opening costs	22	0.0%	631	0.7%
Depreciation and amortization	3,589	4.0%	3,848	4.3%
Impairment, restructuring and other charges	2,499	2.8%	—	—

Total costs and expenses	91,080	102.6%	87,822	97.9%

Operating income (loss)	(2,335)	(2.6)%	1,912	2.1%
Interest expense, net	313	0.4%	401	0.4%

Income (loss) before income taxes	(2,648)	(3.0)%	1,511	1.7%
Income tax expense	341	0.4%	227	0.3%

Net income (loss)	$(2,989)	(3.4)%	$1,284	1.4%

Net income (loss) per share
Basic	$(0.20)		$0.09
Diluted	$(0.20)		$0.09
Shares used in computing net income (loss) per share
Basic	14,877		14,788
Diluted	14,877		14,930

	Twenty-six week period ended
	June 29, 2011		June 26, 2010
Revenues	$172,709	100.0%	$174,555	100.0%

Restaurant operating costs
Food and beverage	51,240	29.7%	52,680	30.2%
Labor	58,377	33.8%	57,560	33.0%
Operating	26,491	15.3%	25,453	14.6%
Occupancy	18,345	10.6%	18,544	10.6%

Total restaurant operating costs	154,453	89.4%	154,237	88.4%
General and administrative expenses	11,401	6.6%	9,731	5.6%
Restaurant pre-opening costs	22	0.0%	1,133	0.6%
Depreciation and amortization	7,126	4.1%	7,659	4.4%
Impairment, restructuring and other charges	2,499	1.4%	—	—

Total costs and expenses	175,501	101.6%	172,760	99.0%

Operating income (loss)	(2,792)	(1.6)%	1,795	1.0%
Interest expense, net	654	0.4%	806	0.5%

Income (loss) before income taxes	(3,446)	(2.0)%	989	0.6%
Income tax expense	201	0.1%	145	0.1%

Net income (loss)	$(3,647)	(2.1)%	$844	0.5%

Net income (loss) per share
Basic	$(0.25)		$0.06
Diluted	$(0.25)		$0.06
Shares used in computing net income (loss) per share
Basic	14,839		14,795
Diluted	14,839		14,929

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Income Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net income per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net income and net income per share based on the shares outstanding at the end of the period:

Thirteen week period ended June 29, 2011
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(2,989)
Income tax expense	341
Costs associated with the unsolicited tender offer, potential sales process and evaluation of other strategic alternatives	1,807
Impairment, restructuring and other charges	2,499

Pro forma net income before tax	1,658
Income tax expense	250

Pro forma net income	$1,408

Pro forma net income per share
Basic	$0.09
Diluted	$0.09
Shares used in computing pro forma net income per share
Basic	14,877
Diluted	15,014

Twenty-six week period ended June 29, 2011
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(3,647)
Income tax expense	201
Costs associated with the unsolicited tender offer, potential sales process and evaluation of other strategic alternatives	1,807
Impairment, restructuring and other charges	2,499

Pro forma net income before tax	860
Income tax expense	117

Pro forma net income	$743

Pro forma net income per share
Basic	$0.05
Diluted	$0.05
Shares used in computing pro forma net income per share
Basic	14,839
Diluted	14,977